Exhibit 99.1

NEWS RELEASE FOR IMMEDIATE RELEASE
Casey’s General Stores, Inc. One SE Convenience Blvd. Ankeny, IA 50021	Nasdaq Symbol CASY CONTACT Bill Walljasper (515) 965-6505

Casey's Reports First Quarter Results; Value Creation Plan On Track
Ankeny, IA, September 10, 2018 - Casey’s General Stores, Inc. (“Casey’s” or the “Company”) (Nasdaq symbol CASY) today reported diluted earnings per share of $1.90 for the first quarter of fiscal 2019 ended July 31, 2018, compared to $1.46 per share for the same quarter a year ago. "The combination of recent investments made in expanding our store count, a more proactive strategic pricing approach in all areas of the business, continued focus on reducing labor hours inside the stores, the favorable impacts of tax reform, and share repurchases contributed to strong diluted earnings per share growth," said Terry Handley, President and Chief Executive Officer. "We continue to invest in the Value Creation Plan that we believe will drive long-term shareholder value, and we remain on track to begin realizing benefits in the second half of fiscal 2019."
Value Creation Plan Update - The Company has completed or made progress on the following value creation plan activities:

•	Finalizing marketing plan with our fleet card vendor to launch in fiscal 2nd quarter

•	Continued focus on product optimization in fuel program

•	Conducting a search for a Vice President of Digital and a Fuel Procurement Manager

•	Finalized contracts with separate vendors for fuel and inside price optimization

•	On schedule to begin pilot program in fuel price optimization in fiscal 2nd quarter

•	Finalized several contracts as part of our E-commerce and customer facing platforms

Fuel - For the quarter, same-store gallons sold were up 0.5% with an average margin of 20.5 cents per gallon. "As we build our fuel team, we have been more proactively managing retail fuel pricing," said Handley. "We believe this drove a more timely response to changes in market conditions, which helped realize a stronger quarterly fuel margin. This approach, combined with rising retail fuel prices, led to an overall softer demand for fuel. While same-store gallon movement was under our annual guidance range, we continued to outpace our peers in same-store gallons, and overall we are very pleased with the gross profit dollar growth." Total gallons sold for the quarter were up 6.5% to 601.8 million gallons while gross profit dollars increased 13.1% to $123.5 million.
Grocery and Other Merchandise - For the quarter, same-store sales were up 3.2% with an average margin of 32.4%. "We are pleased about the overall direction of our grocery and other merchandise category," said Handley. "Our focus continues to be on managing the promotional environment to drive profitable growth. Some of our faster growing and higher margin product lines, such as packaged beverages, produced strong quarterly results, particularly in May." For the first quarter, total grocery and other merchandise revenue increased 7.9% to $644.8 million, and gross profit dollars were up nearly 10% to $208.9 million.
Prepared Food and Fountain - Same-store sales for the quarter were up 1.7% with an average margin of 62.0%. "Our prepared food category showed significant improvement from fourth quarter and moderate growth overall, including particularly strong results in the breakfast daypart." said Handley. "These results helped offset some softness in our bakery category. Overall, our increased investment in pizza promotions did not significantly affect our margin. Combining those promotions with other pricing strategies produced a margin at the top end of our guidance for the quarter." Total prepared food and fountain revenue increased 7.3% to $281.0 million in the first quarter while gross profit dollars grew 6.4% to $174.2 million.
Operating Expenses - For the first quarter, total operating expenses increased 11.9% to $359.4 million. Same-store operating expenses excluding credit card fees were up 1.6% for the quarter. The increase in total operating expenses was primarily attributable to operating 105 more stores than the same quarter in the prior year. The Company incurred increases of approximately $8 million in credit card fees and fleet fuel expense, and $3.6 million in health care costs. "The focus on reducing hours worked in our stores and changes to 24-hour and pizza delivery locations allowed us to manage store level operating expenses effectively," added Handley. "However, we were challenged by higher fuel prices, which caused a significant increase in credit card fees and fleet fuel expenses compared to the same quarter last year."
Expansion - The following table represents the roll forward of store growth in the first quarter of fiscal 2019:

Store Count
Stores at 4/30/18	2,073
New Store Construction	15
Acquisitions	1
Acquisitions not opened	(1)
Prior Acquisitions opened	1
Closed	(4)
Stores at 7/31/18	2,085
The Company had 14 acquisition stores under agreement to purchase and a land bank of 103 sites as of July 31, 2018. "The increased focus in store development over the last couple of years has allowed us to build a bank of land sites for future growth," said Handley. "It will allow us to have a more controlled and uniform rollout of our new stores each quarter. We also continue to be encouraged by the number of conversations we are having with potential sellers."
Share Repurchase Program - During the first quarter of fiscal 2019, the Company finished its repurchase on the initial $300 million repurchase program authorized in March 2017, repurchasing 352,592 shares for approximately $35.2 million, or an average price of $99.97 per share. The Company also has a second $300 million authorization that was approved by the Board in March 2018. There were no repurchases made against that authorization in the first quarter. "We felt it was appropriate to reallocate capital in the near term to support and expedite our value creation plan as we get closer to launching those programs," said Handley.
Dividend - At its September meeting, the Board of Directors declared a quarterly dividend of $0.29 per share. The dividend is payable November 15, 2018 to shareholders of record on November 1, 2018.
Fiscal 2019 Guidance -Below is a summary of the current fiscal 2019 guidance:

	Same-store Sales	Average Margin
Fuel (Gallons and CPG)	1.5 - 3.0%	18.5 - 20.5
Grocery and Other Merchandise	1.5 - 3.0%	31.5 - 32.5%
Prepared Food and Fountain	1.5 - 3.5%	60.0 - 62.0%

Operating Expenses	8.5- 10.5%
Depreciation and Amortization	14.0 - 16.0%
New Store Construction	60 stores
Acquisitions	20+ stores
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Casey’s General Stores, Inc.
Condensed Consolidated
Statements of Income
(Dollars in thousands, except share and per share amounts) (Unaudited)

	Three Months Ended July 31,
	2018	2017
Total revenue	$2,588,432	$2,093,739
Cost of goods sold (exclusive of depreciation and amortization, shown separately below)	2,066,664	1,617,042
Operating expenses	359,392	321,247
Depreciation and amortization	58,840	52,369
Interest, net	14,406	11,375
Income before income taxes	89,130	91,706
Federal and state income taxes	18,906	34,948
Net income	$70,224	$56,758
Net income per common share
Basic	$1.92	$1.48
Diluted	$1.90	$1.46
Basic weighted average shares	36,669,021	38,360,104
Plus effect of stock compensation	311,387	480,184
Diluted weighted average shares	36,980,408	38,840,288

Casey’s General Stores, Inc.
Condensed Consolidated Balance Sheets
(Dollars in thousands)
(Unaudited)

	July 31, 2018	April 30, 2018
Assets
Current assets
Cash and cash equivalents	$44,842	$53,679
Receivables	46,486	45,045
Inventories	263,879	241,668
Prepaid expenses	8,940	5,766
Income tax receivable	42,404	50,682
Total current assets	406,551	396,840
Other assets, net of amortization	32,769	29,909
Goodwill	140,623	140,258
Property and equipment, net of accumulated depreciation of $1,662,860 at July 31, 2018 and $1,611,177 at April 30, 2018	2,944,564	2,902,920
Total assets	$3,524,507	$3,469,927
Liabilities and Shareholders’ Equity
Current liabilities
Notes payable to bank	$27,411	$39,600
Current maturities of long-term debt	15,379	15,374
Accounts payable	333,299	321,419
Accrued expenses	149,424	131,457
Total current liabilities	525,513	507,850
Long-term debt, net of current maturities	1,291,638	1,291,725
Deferred income taxes	349,656	341,946
Deferred compensation	16,095	15,928
Other long-term liabilities	42,906	41,337
Total liabilities	2,225,808	2,198,786
Total shareholders’ equity	1,298,699	1,271,141
Total liabilities and shareholders’ equity	$3,524,507	$3,469,927
Certain statements in this news release, including any discussion of management expectations for future periods, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially from future results expressed or implied by those statements, including our ability to execute our value creation plan or to realize benefits therefrom. Casey’s disclaims any intention or obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.

Summary by Category (Amounts in thousands)
Three months ended 7/31/2018	Fuel	Grocery & Other Merchandise	Prepared Food & Fountain	Other	Total
Revenue	$1,647,417	$644,800	$281,003	$15,212	$2,588,432
Revenue less cost of goods sold (exclusive of depreciation and amortization)	$123,476	$208,925	$174,184	$15,183	$521,768
	7.5%	32.4%	62.0%	99.8%	20.2%
Fuel gallons	601,795
Three months ended 7/31/2017
Revenue	$1,220,985	$597,413	$261,840	$13,501	$2,093,739
Revenue less cost of goods sold (exclusive of depreciation and amortization)	$109,212	$190,364	$163,645	$13,476	$476,697
	8.9%	31.9%	62.5%	99.8%	22.8%
Fuel gallons	565,047

Fuel Gallons						Fuel Margin
Same-store Sales						(Cents per gallon, excluding credit card fees)
	Q1	Q2	Q3	Q4	Fiscal Year		Q1		Q2		Q3		Q4		Fiscal Year
F2019	0.5%					F2019	20.5	¢
F2018	1.7	1.9%	3.8%	2.0%	2.3%	F2018	19.3		19.7	¢	18.6	¢	16.3	¢	18.5	¢
F2017	3.1	3.7	2.6	(0.5)	2.1	F2017	19.5		18.6		17.9		17.2		18.4

Grocery & Other Merchandise						Grocery & Other Merchandise
Same-store Sales						Margin
	Q1	Q2	Q3	Q4	Fiscal Year		Q1	Q2	Q3	Q4	Fiscal Year
F2019	3.2%					F2019	32.4%
F2018	3.1	2.5%	2.5%	(0.4)%	1.9%	F2018	31.9	32.0%	31.9%	31.2%	31.8%
F2017	4.7	3.1	3.0	1.5	2.9	F2017	31.6	32.0	31.1	31.1	31.5

Prepared Food & Fountain						Prepared Food & Fountain
Same-store Sales						Margin
	Q1	Q2	Q3	Q4	Fiscal Year		Q1	Q2	Q3	Q4	Fiscal Year
F2019	1.7%					F2019	62.0%
F2018	3.7	2.1%	1.7%	(1.3)%	1.7%	F2018	62.5	61.3%	60.5%	59.7%	61.0%
F2017	5.1	5.1	5.8	3.2	4.8	F2017	62.8	62.9	61.7	61.7	62.3

Corporate information is available at this Web site: http://www.caseys.com. Earnings will be reported during a conference call on September 11, 2018. The call will be broadcast live over the Internet at 9:30 a.m. CST. To access the call, go to the Press Releases and Webcasts section of our Web site at https://www.caseys.com/investor-relations/press-releases-and-webcasts. No access code is required. A webcast replay of the call will remain available in an archived format, on the Press Releases and Webcasts section of our Web site at https://www.caseys.com/investor-relations/press-releases-and-webcasts until September 11, 2022.